Exhibit 21
                         Subsidiaries of the Registrant

Cornerstone National Bank (Incorporated under the laws of the United States of America) and Subsidiary, Crescent Financial Services, Inc. (Incorporated under the laws of South Carolina) (subsidiary of Cornerstone National Bank)